EXHIBIT 10.13

NOTE EXTENSION AGREEMENT

This Note Extension Agreement is dated as of September 24, 2004 (this “Agreement”) and is between CAREDECISION CORP. a Nevada corporation with an address at 2660 Townsgate Road, Westlake Village, Suite 300, CA 91361 (“Maker”) and PINNACLE INVESTMENT PARTNERS, L.P., a New York limited partnership with an address at 40 Wall Street, 24th Floor, New York, New York 10005 (“Payee”). Maker and Payee are sometimes referred to herein as the “Parties”.

W I T N E S S E T H

WHEREAS, the Maker has heretofore issued to Payee a Secured Promissory Note, dated April 24, 2004 (the “Note”), which provides for a maturity date of September 24, 2004 (the “Maturity Date”); and

WHEREAS, the Parties wish to amend the Note and the related Pledge and Security Agreement, as hereinafter provided.

NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.        Extension of Maturity Date.

(a)     Maker hereby agrees to: (i) as a penalty, issue and deliver to Payee by October 18, 2004, 2,000,000 shares of its common stock; (ii) deliver to Payee’s counsel by October 18, 2004 an additional 2,000,000 shares of Maker’s common stock as additional escrow security; and (iii) within 10 days of the completion of the Maker’s contemplated merger transaction, (the “Merger”) estimated to close on or about November 29, 2004, deliver to Payee’s counsel an additional 21,000,000 shares of Maker’s common stock (the “Additional Collateral Shares”) as additional escrow security (based on there being an anticipated 470,000,000 post-merger issued and outstanding common shares); and (iv) pay to Payee’s designee, CJR Capital, LLC, $10,000.00 by October 22, 2004, in respect of its due diligence and legal expenses related to this Agreement. In addition, the parties hereto agree that, as of the date hereof, the conversion price provided for in Section 2 of the Note shall be changed to $.045.

(b)     In consideration of the foregoing, and subject to Maker’s timely completion of its delivery and payment obligations under Section 1(b) above, Payee hereby agrees to extend the Maturity Date of the Note until January 31, 2005; provided, however, that Payee hereby further agrees to extend the Maturity Date of the Note until March 24, 2005, if by November 29, 2004, Maker completes the Merger and delivers to Payee’s counsel the Additional Collateral Shares referred to above, together with a legal opinion from Maker’s counsel, in form and substance reasonably satisfactory to Payee, to the effect that all 40,000,000 of Maker’s common shares held as collateral on behalf of Payee may freely be sold by Payee under SEC Rule 144 upon the earlier of: (i) March 24, 2005 or (ii) an event of a default occurring under the Note.  The parties acknowledge that the Note will continue to bear interest at its stated rate of 1% per month during any such extension periods.

2.        Release of Shares from Escrow.  Maker acknowledges that it is currently in default of its obligations under the Note and, as such, Lehman & Eilen LLP, absent this Agreement, would be fully authorized to release from escrow to Payee the 17,000,000 shares of Maker’s common stock it is currently holding.  Maker further acknowledges and agrees that should it default in its obligations under the Note or related Pledge and Security Agreement again, Lehman & Eilen LLP shall be similarly fully authorized to release from escrow to Payee any and all of the shares of Maker’s common stock it would then be holding (the “Shares”).

3.        Responsibilities of Escrow Agent.  The parties hereto acknowledge that the duties to be performed by Lehman & Eilen LLP as escrow agent are of a ministerial nature only, and that Lehman & Eilen LLP shall not be liable for any error, omission or action taken by it unless such error, omission or action was the result of its gross negligence. Lehman & Eilen LLP may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it and believed by it to be genuine and to have been signed or presented by the parties hereto.

4.        Indemnification of Escrow Agent. The parties hereto hereby agree to jointly indemnify Lehman & Eilen LLP and hold it harmless from and against any loss, liability or expense incurred without gross negligence or bad faith on its part, arising out of or in connection with the escrow contemplated hereby, including the costs and expenses of defending itself against any such claim or liability.  Lehman & Eilen LLP may consult with counsel of its own choice, and shall have full and complete authorization and no liability for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The parties hereto, jointly and severally, shall reimburse Lehman & Eilen LLP for all necessary expenses, disbursements and advances (including reasonable attorneys' fees) incurred or made by it in connection with carrying out its duties hereunder.

5.        Deposit of Shares.  It is understood and agreed that should any dispute arise hereunder, Lehman & Eilen LLP may also deposit the Shares with a court of competent jurisdiction until the dispute shall have been settled either by mutual written agreement of the parties concerned or a by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but Lehman & Eilen LLP shall be under no duty whatsoever to institute or defend any such proceedings. In addition, Lehman & Eilen LLP is acting, and may continue to act, as counsel to the Payee, including in connection with any dispute as to the proper application of the Shares, whether or not the Shares are being held by Lehman & Eilen LLP or have been delivered to a successor escrow agent or a court of competent jurisdiction.

6.        Resignation of Escrow Agent. Lehman & Eilen LLP may resign at any time as escrow agent by giving five (5) days' notice of such resignation to the parties hereto.  Thereafter, Lehman & Eilen LLP shall have no further obligation hereunder except to hold the Shares as depositary.  In such event Lehman & Eilen LLP shall refrain from taking any action until it shall receive joint written instructions from the parties hereto designating a banking corporation, trust company, attorney or other person as successor escrow agent.  Upon receipt of such instructions,

Lehman & Eilen LLP shall promptly deliver the Shares in its possession to such successor escrow agent and shall thereafter have no further obligations to the parties hereunder.

7.        Continuation of Note.  The Note, as amended and extended by this Agreement, contains the entire agreement between the parties regarding its extension and there are no agreements, warranties or representations relating thereto which are not set forth therein or herein.  This Agreement may not be modified or amended except by an instrument in writing duly signed by or on behalf of the Parties.

8.        Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of New York applicable to agreements made and to be performed entirely within the State, without regard to conflict of laws principles.

9.        Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREFORE, the parties hereto have duly executed and acknowledged this Agreement on the date set forth above.

CAREDECISION CORP.

By:  ________________________________

PINNACLE INVESTMENT PARTNERS, L.P.

PIP Management, Inc., its General Partner

By:  _____________________________

Christopher R. Janish, President

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